Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO or

Robert Taylor, CFO, (713) 654-2200

Superior Energy Services Announces Third Quarter 2014 Results

Houston – October 29, 2014 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $85.7 million, or $0.55 per diluted share, and net income of $79.9 million, or $0.51 per diluted share, on revenue of $1,209.0 million for the third quarter of 2014.

These results compare with the third quarter of 2013 net income from continuing operations of $67.5 million, or $0.42 per diluted share, and net income of $69.8 million, or $0.43 per diluted share, on revenue of $1,096.4 million.

David Dunlap, President and CEO of the Company, commented, “We had another great quarter of performance at Superior Energy Services. Our U.S. land revenue continues to grow as we experienced higher demand across most of our product lines, with hydraulic fracturing leading the way. We expect the fracturing business to have more expansion opportunities in the U.S. land market as we continue to activate idle equipment in the coming quarters.

“We have frequently mentioned the operating leverage that is available in our U.S. land business. The increased horizontal completions demand that we have experienced the past two quarters has provided us the opportunity to demonstrate how operating leverage translates into higher earnings.

“Although the majority of our earnings improvement in the past two quarters has been driven by higher demand in the United States, our international growth is also producing impressive gains. We have been very deliberate in choosing specific countries to grow our business and have avoided the turbulence that is impacting many other oilfield service companies.

“We are continuing to introduce product lines into established operating areas through equipment transfers, focused capital expenditures and targeted acquisitions. We believe these actions support the steady and reliable growth that we have delivered, and intend to continue to deliver in our international business.”

During the third quarter of 2014, the Company repurchased and retired approximately 2.0 million shares of its common stock for a total purchase price of $69.1 million. Year to date through September 30, 2014, the Company has repurchased and retired approximately 5.9 million shares for a total purchase price of $185.6 million.

Third Quarter 2014 Geographic Breakdown

U.S. land revenue was $814.1 million, as compared with $718.2 million in the third quarter of 2013 and $721.3 million in the second quarter of 2014. Gulf of Mexico revenue was $210.8 million, as compared with $214.5 million in the third quarter of 2013 and $211.7 million in the second quarter of 2014. International revenue was $184.1 million, as compared with $163.7 million in the third quarter of 2013 and $174.6 million in the second quarter of 2014.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $239.2 million, an 11% increase from third quarter 2013 revenue of $215.5 million and a 6% increase from second quarter 2014 revenue of $226.0 million.

The primary factor driving the higher sequential revenue in this segment was a 24% increase in international revenue to $63.7 million due to increased rentals of premium drill pipe and accommodations. U.S. land revenue increased 5% sequentially to $85.9 million due to increased rentals of bottom hole assemblies and accommodations. Gulf of Mexico revenue decreased 3% sequentially to $89.6 million due to decreased specialty rentals.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue was $470.8 million, an 18% increase from third quarter 2013 revenue of $398.0 million, and an 18% increase from second quarter 2014 revenue of $398.1 million. Practically all of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, the revenue increase was driven by higher demand for pressure pumping services.

Production Services Segment

Production Services segment revenue was $348.8 million, a 3% decrease from third quarter 2013 revenue of $359.7 million and a 1% increase from second quarter 2014 revenue of $343.9 million.

U.S. land revenue increased 5% sequentially to $225.0 million, primarily due to increased activity for coiled tubing and wireline. International revenue decreased 5% sequentially to $86.6 million primarily due to lower demand for snubbing services and pressure control tools. Gulf of Mexico revenue decreased 3% sequentially to $37.2 million primarily due to decreased coiled tubing activity.

Technical Solutions Segment

Technical Solutions segment revenue was $150.2 million, a 22% increase from third quarter 2013 revenue of $123.2 million and an 8% increase from second quarter 2014 revenue of $139.6 million.

Gulf of Mexico revenue increased 4% sequentially to $84.0 million due to an increase in well control services, which was offset by a decline in demand for completion tools and services. U.S. land revenue increased 20% sequentially to $32.4 million primarily related to increases in well control services and completion tools and products. International revenue increased 5% sequentially to $33.8 million as a result of an increase in well service activity.

Conference Call Information

The Company will host a conference call at 11 a.m. Eastern Time on Thursday, October 30, 2014. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 719-457-1035. For those who cannot listen to the live call, a telephonic replay will be available through November 13, 2014 and may be accessed by calling 719-457-0820 and using the pass code 2102356#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

The press release contains forward-looking statements which involved risks and uncertainties. Generally, the words “expects,” “anticipates,” “targets,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are subject to uncertainties that could cause actual results to differ materially from such statements. Such uncertainties include, but are not limited to: risks inherent in acquiring businesses; the effect of regulatory programs and environmental matters on the Company’s performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for the Company’s pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; changes in competitive factors affecting the Company’s operations; political, economic and other risks and uncertainties associated with international operations; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; and, operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect the Company’s results. The Company undertakes no obligation to update any of its forward-looking statements and it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in the assumptions, changes in the Company’s business plans, its actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2014 and 2013

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$1,209,026	$1,096,412	$3,377,996	$3,274,413

Cost of services and rentals (exclusive of items shown separately below)	721,692	671,632	2,023,590	1,969,930
Depreciation, depletion, amortization and accretion	170,154	152,028	493,437	446,432
General and administrative expenses	154,859	147,364	457,631	440,812

Income from operations	162,321	125,388	403,338	417,239

Other income (expense):
Interest expense, net	(24,169)	(25,564)	(72,610)	(81,610)
Other income (expense)	(2,051)	(1,697)	(1,480)	41
Loss on early extinguishment of debt	—	—	—	(884)

Income from continuing operations before income taxes	136,101	98,127	329,248	334,786

Income taxes	50,358	30,658	121,822	112,620

Net income from continuing operations	85,743	67,469	207,426	222,166

Income (loss) from discontinued operations, net of income tax	(5,886)	2,366	(15,735)	(20,045)

Net income	$79,857	$69,835	$191,691	$202,121

Basic earnings (losses) per share:
Net income from continuing operations	$0.55	$0.42	$1.33	$1.40
Income (loss) from discontinued operations	(0.03)	0.02	(0.10)	(0.13)

Net income	$0.52	$0.44	$1.23	$1.27

Diluted earnings (losses) per share:
Net income from continuing operations	$0.55	$0.42	$1.31	$1.38
Income (loss) from discontinued operations	(0.04)	0.01	(0.10)	(0.12)

Net income	$0.51	$0.43	$1.21	$1.26

Weighted average common shares used in computing earnings per share:
Basic	154,530	159,326	156,424	159,204

Diluted	156,336	160,883	158,068	160,804

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(in thousands)

	9/30/2014	12/31/2013
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$320,042	$196,047
Accounts receivable, net	967,943	937,195
Deferred income taxes	27,024	8,785
Income taxes receivable	—	5,532
Prepaid expenses	72,072	70,421
Inventory and other current assets	185,613	258,449
Assets held for sale	285,759	—

Total current assets	1,858,453	1,476,429

Property, plant and equipment, net	2,702,532	3,002,194
Goodwill	2,456,522	2,458,109
Notes receivable	25,560	23,708
Intangible and other long-term assets, net	420,873	450,867

Total assets	$7,463,940	$7,411,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$207,242	$216,029
Accrued expenses	367,476	376,049
Income taxes payable	37,417	—
Current portion of decommissioning liabilities	—	27,322
Current maturities of long-term debt	20,344	20,000
Liabilities held for sale	76,849	—

Total current liabilities	709,328	639,400

Deferred income taxes	729,246	736,080
Decommissioning liabilities	87,443	56,197
Long-term debt, net	1,630,834	1,646,535
Other long-term liabilities	165,379	201,651
Total stockholders’ equity	4,141,710	4,131,444

Total liabilities and stockholders’ equity	$7,463,940	$7,411,307

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED SEPTEMBER 30, 2014, JUNE 30, 2014, AND SEPTEMBER 30, 2013

(unaudited)

(in thousands)

	Three months ended,
Revenue	September 30, 2014	June 30, 2014	September 30, 2013
Drilling Products and Services	$239,204	$225,982	$215,523
Onshore Completion and Workover Services	470,849	398,048	398,016
Production Services	348,793	343,876	359,722
Technical Solutions	150,180	139,646	123,151

Total Revenues	$1,209,026	$1,107,552	$1,096,412

Gross Profit (1)	September 30, 2014	June 30, 2014	September 30, 2013
Drilling Products and Services	$162,927	$153,245	$141,650
Onshore Completion and Workover Services	153,416	123,141	122,340
Production Services	100,226	112,757	108,147
Technical Solutions	70,765	68,116	52,643

Total Gross Profit	$487,334	$457,259	$424,780

Income from Operations (2)	September 30, 2014	June 30, 2014	September 30, 2013
Drilling Products and Services	$78,110	$66,948	$63,396
Onshore Completion and Workover Services	54,782	31,748	32,548
Production Services	13,374	27,334	15,858
Technical Solutions	16,055	23,411	13,586

Total Income from Operations	$162,321	$149,441	$125,388

(1)	Gross Profit is calculated by subtracting cost of services and rentals (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	Income from Continuing Operations for all prior periods has been adjusted for discontinued operations from the Technical Solutions segment.